CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is effective as of November 12, 2008 (the “Effective Date”), by and between BBM Holdings, Inc. (the “Company”), a Utah corporation with offices at 1245 Brickyard Road, Suite 590, Salt Lake City, Utah 84106 and Dr. Shalom Hirschman (the “Consultant”), an individual residing at __________________.

BACKGROUND

WHEREAS, the Company entered into a certain certain Asset Purchase Agreement, by and between the Company and the Consultant, dated as of November 12, 2008 to purchase certain assets from the Consultant; and

WHEREAS, the Company desires to engage the Consultant to perform services for it from time to time, as requested by the Company, and the Consultant is willing to be engaged, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, IT IS AGREED:

TERMS

1. Engagement. Upon the terms and conditions set forth below, the Company hereby engages the Consultant to perform the Consulting Services (as defined below) and the Consultant hereby accepts such engagement.

2. (a) Consulting Services. During the period commencing on the date of this Agreement and ending on December 31, 2009, unless mutually extended in writing between the parties (the “Consulting Term”), the Consultant shall at the request of the Company’s board of directors (the “Board”) shall serve on a part-time basis as the Company’s Chief Executive Officer and provide consulting services at the request of the Board, including without limitation, as may be needed to lead acquisitions and product development (the “Consulting Services”). The Consultant shall report to the Board. The Consultant may at all times during the Consulting Term (as defined below) and thereafter be engaged in any other business activity, provided that he does not engage in any activities that are competitive, directly or indirectly, with the Company’s business while on the Company’s premises.  The Consulting Services shall be performed at mutually convenient times and at mutually convenient locations.   The Consulting Services shall be provided in telephone conversations or at the offices of the Company exclusively unless the Board reasonably requests that the Consulting Services be furnished in other cities and the Consultant determines in his sole discretion to do so.

(b) Independent Contractor Status. The parties agree that the Consultant is an independent contractor of the Company, and is not an employee, partner, joint venturer, or agent of the Company.

(c) Indemnity. The Company shall indemnify and hold harmless the Consultant from and against any liability, loss, expense, damage, or injury suffered or sustained by it or him by reason of any acts, omissions or alleged acts or omissions arising out of his activities on behalf of the Company or in furtherance of the interests of the Company (including any judgment, award, settlement, and any reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim and including any payment by the Consultant), but only if the conduct of the Consultant did not constitute gross negligence or willful misconduct and if the Consultant acted in a manner it reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the party to be indemnified did not act in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company or that he had reasonable cause to believe that his conduct was unlawful.

3. Compensation. During the Consulting Term, the Consultant shall be compensated for his Consulting Services and expenses set forth below:

(a) Fees. In full consideration for the Consulting Services during the Consulting Term and all other obligations undertaken pursuant to this Agreement, the Company shall pay the Consultant the sum of $1, receipt of which is hereby acknowledged.

(b) Expenses. The Company shall reimburse the Consultant for the reasonable expenses incurred by the Consultant in connection with the Consulting Services, payable upon receipt of a monthly invoice from the Consultant, subject to the delivery to the Company of appropriate documentation of such expenses. The Consultant shall not incur any travel or other substantial expenses without the prior written approval of the Company, nor shall the Consultant be reimbursed for any such expenses.

(c) No Employee Benefits. As an independent contractor, the Consultant shall not be entitled to any of the benefits, privileges or coverage made available to employees of the Company, including, without limitation, social security, unemployment, medical, or pension payments or insurance. The compensation paid to the Consultant pursuant to this Agreement is not subject to federal, state, or local tax withholdings and the Consultant is responsible for all tax liability incurred by the Consultant.

4. Term and Termination. This Agreement shall commence as of the Effective Date and shall terminate on the close of business on December 31, 2009, unless the Consulting Term is mutually extended in writing between the parties, in which case this Agreement shall terminate on the close of business on the date on which the Consulting Term is to expire, except for the provisions of Sections 2(c), 4, 5, 6 and 7 which shall survive indefinitely.

(a) Consultant’s Duties Upon Termination. The Consultant shall (i) promptly deliver to the Company all of the Consultant’s Work Product (as defined below); and (ii) return to the Company all property belonging to the Company or used in its business and in the Consultant’s possession. Notwithstanding the termination of Consulting Services, the Consultant shall continue to be bound by the covenants set forth in Section 5, Section 6 and Section 7.

(b) Duties Upon Termination. After termination of the Consulting Term, upon reimbursement of expenses pursuant to Section 3(b), all obligations of the Company to the Consultant shall cease, and Consultant shall have no obligations to the Company except pursuant to Section 5, Section 6 and Section 7 of this Agreement.

5. Work Product. The Consultant acknowledges that any and all writings, documents, know-how, plans, memoranda, research, and data that the Consultant makes, conceives, discovers or develops, either solely or jointly with any other person, at any time during the term of the Consultant’s engagement, whether during working hours, at a Company facility, or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, that arise from or are related to the Consultant’s performance of the Consulting Services hereunder (collectively, “Work Product”), shall be the sole and exclusive property of the Company. The Consultant shall deliver all deliverable Work Product and instruments of assignment or transfer thereof to the Company at its request without any charge therefor.

6. Confidentiality; Non-solicitation; Invention and Non-Compete Agreement.

(a) Confidentiality. The Consultant acknowledges the time and expense incurred by the Company in connection with developing proprietary and confidential information in connection with its business and operations. The Consultant agrees that during the Term and for a period of three (3) years thereafter, he will not divulge, communicate, use to the detriment of the Company or for the benefit of any other person, firm or entity, or misappropriate in any way, any confidential information or trade secrets relating to the Company or any of its businesses including without limitation, business strategies, operating plans, strategies, financial information, market plans or analyses, potential acquisitions or strategic transactions, personnel information, trade processes, manufacturing methods, know-how, customer lists and relationships, supplier lists, or other non-public proprietary and confidential information relating to the Company (collectively, “Confidential Information”), provided that, Confidential Information shall not include information which becomes generally available to the public through no breach by the Consultant of the provisions of this Section 6(a).

(b) Non-Solicitation. Commencing on the Effective Date and continuing until six (6) months after the date of termination of the Consultant’s engagement, the Consultant shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, employ, engage or retain any person who at any time during the preceding six (6) month period shall have been an employee of the Company, or contact any employee of the Company for the purpose of soliciting or diverting any such employee from the Company or otherwise interfering with the business relationship of the Company with any of the foregoing.

(c) Invention Assignment and Non-Compete Agreement. In connection with Consultant’s engagement by the Company, Consultant shall enter into with the Company, and during the Consulting Term and any other period thereafter as set forth therein, hereby agrees to be bound by the terms and conditions of, that certain Invention Assignment and Non-Compete Agreement, to be dated as of the even date herewith (the “Invention Assignment and Non-Compete Agreement”), a form of which is annexed hereto as Annex 1.

(d) Acknowledgement. The Consultant acknowledges that his services hereunder and covenants herein are an essential inducement to the Company’s entering into this Agreement. Without limiting the foregoing, the Consultant further acknowledges that the Consultant’s agreement to the covenants set forth in Section 6 (including without limitation, his agreement to enter into and be bound by the terms and conditions of the Invention Assignment and Non-Compete Agreement pursuant to Section 6(c)) was an essential inducement to the Company’s entering into this Agreement and that the Company would suffer irreparable harm upon a breach of the foregoing covenant or agreement. Accordingly, the Consultant shall be bound by the provisions hereof (including the provisions of Section 5 or this Section 6 to the maximum extent permitted by law, it being the intent and spirit of the parties that this Agreement shall be fully enforceable).

(e) Specific Enforcement. The Consultant acknowledges that the services to be rendered under the provisions of this Agreement are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Consultant agrees and consents that if he violates the provisions of Section 5 or this Section 6, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific enforcement to be required (without the necessity of any bond) restricting the Consultant from committing or continuing any such violation.

(f) Return of Material. In the event of the termination of this Agreement for any reason whatsoever, the Consultant shall promptly surrender and deliver to the Company (without retaining any copies), all records, documents, materials, reports, analysis or other materials of any nature pertaining to or derived from any Confidential Information.

(g) Suspension of Payments. If the Consultant has breached any provision of Section 5 or this Section 6, the Company shall be entitled to suspend all payments due the Consultant.

(h) Savings Provision. If any restriction set forth in Section 5 or this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(i) Survival. The covenants and agreements set forth in Section 5 or this Section 6 shall survive termination of this Agreement.

7. Miscellaneous.

(a) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon the Consultant, and the Consultant's heirs and legal representatives.

(b) Notice. Any notice required or permitted under this Agreement shall be given in writing to the parties at their respective addresses specified above, or at such other address for a party as that party may specify by prior notice,

(c) Assignment. The Company shall have the right to assign this Agreement and any such successor shall be bound by all of the provisions of this Agreement. The Consultant shall have no right to assign or delegate any of his rights, obligations or duties under this Agreement and any attempted assignment or delegation by the Consultant shall be void and of no force and effect.

(d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified herein (or as otherwise noticed to the other party). Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

(e) Entire Agreement. This Agreement and the Invention Assignment and Non-Compete Agreement contain the entire understanding between the Consultant and the Company relating to the subject matter hereof and supersede any prior oral or written agreements and understandings between them relating to the subject matter hereof. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing by both the Company and the Consultant. In the event of any conflict between this Agreement and the Invention Assignment and Non-Compete Agreement, the terms of the Invention Assignment and Non-Compete Agreement shall govern.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or in part.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the undersigned agree to the terms and conditions contained herein and hereby acknowledge the same by affixing their signatures below as of the date and year first above written.

BBM HOLDINGS, INC.

By:	/s/ Andrew Limpert
Name: Andrew Limpert
Title: President and CEO

/s/ Shalom Hirschman
Shalom Hirschman